                                                                    EXHIBIT 4.2

                                TRAVELNSTORE LLC
                          CONVERTIBLE NOTE CERTIFICATE

This Note is issued by TravelnStore LLC, a California Limited Liability Corporation. The Holder of the Note, having reviewed the Private Placement Memorandum dated January 1, 1999 and by executing the Subscription Agreement contained within the Private Placement Memorandum, agrees to be bound by the terms and conditions contained herein and the terms and conditions set forth in the Subscription Agreement.

GENERAL DESCRIPTION.
This Note is one of 15 total authorized Notes, which may be issued under the Private Placement of January 1, 1999. The Company has sole discretion as to how many and at what point in time each, any, or all of the Notes may be issued. Each Note will have a face amount of $15,000 and shall bear interest at 6 percent from the date of subscription. Regardless of when issued, all Notes will mature December 31, 2000, at which time the principal, accrued interest and stock option repurchase will be due.

CONVERSION.
Only upon the registration/qualification of common shares to be issued by the Company, in a public offering, by the governmental authorities of the jurisdictions in which the shares are to be publicly offered, may this Note be converted to equity in the Company. However, the Company may offer to accelerate this conversion right. This conversion is through the exercise of the Stock Option, set forth below. The Option provides that the holder of the Note may elect to convert all sums due thereunder at the time of conversion to the number of shares to be issued, that in aggregate total $50,000 at the price per share set as the offering price under the registration.

STOCK OPTION.
The Holder of this Note is herein granted an exclusive option to purchase, in aggregate, the required number of shares calculated at the public offering price to equal a total value of $50,000 at such time as the Company registers and offers for sale, common shares in the Company, to the public in a registered, initial public offering. The Company acknowledges that it is granting this Option for good value received from the subscriber of this Note. The total price for the aforementioned shares will be the total amount due under the terms of this Note, inclusive of principal, interest, and Option Repurchase Agreement".

STOCK OPTION REPURCHASE AGREEMENT.
Should the Company fail, for any reason, to make a registered initial public offering of common stock prior to December 31, 2000, the Company agrees to repurchase from the Holder of this Note, the Stock Option granted herein. The price that the Company will be obligated to pay is $15,000, which will be due on December 31, 2000. This amount is in addition to the principal and accrued interest, which will be concurrently due on said date. Further, should the Company subscribe a minimum of $2,000,000 in its initial public offering, the Holder may request an early repayment of this Note. Such repayment would be inclusive of the original principal and all accrued interest. Should Holder request early repayment, the Stock Option Repurchase price shall be reduced to $7,500.

SUBORDINATION.
This Note is a general obligation of the Issuer. It will be subordinate to any debt senior in status.

NO THIRD PARTY GUARANTY.
No third party has, is, or is expected to guarantee the repayment of this Note or any interest accrued or due.

SECURITY.
This Note is a general obligation of the Issuer. No interest in any property, either personal or real, is being pledged or assigned as collateral or security for this Note.

JURISDICTION.
Any dispute arising from the granting or repayment of this Note shall be adjudicated in the County of Ventura, State of California.

ATTORNEY FEES.
Should any action be required to enforce the provisions of this Note, the prevailing party shall be entitled to reasonable attorney fees and costs.

In exchange for $15,000, receipt hereby acknowledged, TravelnStore LLC issues to_____________________________ this Convertible Note this_______ day of______________, 1999.



--------------------------------            --------------------------------
Jim Tyner for                               Yula Greco for
TravelnStore LLC                            TravelnStore LLC